EXHIBIT 1

TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS

All transactions were effected in the open market.
Price per share excludes commissions.

Name	Buy/Sell	Date of Trade	Number of Shares	Price per Share

Stobie Creek Investments LLC	No Trades	not applicable	not applicable	not applicable

Name	Buy/Sell	Date of Trade	Number of Shares	Price per Share

Schwerin Company LLC	Sell	11/5/09	100	5.870000
	Sell	11/6/09	98,140	5.901074
	Sell	11/9/09	106,760	5.998932

Name	Buy/Sell	Date of Trade	Number of Shares	Price per Share

O’Donnell Iselin II	No Trades	not applicable	not applicable	not applicable